Exhibit 10.37

Amendment to Severance Benefits Agreement (Amendment A)

Ronald L. Sargent

c/o Staples, Inc.

500 Staples Drive

Framingham, MA 01702

Dear Mr. Sargent,

You are a party to a Severance Benefits Agreement (“Agreement”) with Staples, Inc. and/or one of its subsidiaries (“Staples”). Under the Agreement, Staples agrees to provide you with the severance benefits set forth in the Agreement if your employment is terminated under the circumstances described in the Agreement.

To avoid certain tax penalties under the new federal tax law governing deferred compensation (commonly referred to as Section 409A), you have elected to keep the definition of “Good Reason” as set forth in your Agreement, and wait six months following your termination before receiving any severance payments otherwise payable under the Agreement should you be among the 50 highest compensated associates of Staples at the time of your severance.

Specifically, you agree to the addition of the following language to your Agreement effective January 1, 2009, which shall otherwise remain in full force and effect in accordance with its terms:

You expressly waive your right to receive any Gross-up Payment for any 409A Liability under Section 3(e)(ii) of this Agreement.

To the extent required by Section 409A of the Internal Revenue Code (“Section 409A”), reimbursement by Staples of expenses incurred due to a tax audit or litigation relating to any Gross-up Payment shall be made as soon as reasonably practical following satisfaction of Section 3(e)(v) of this Agreement, but in no event later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.

You and Staples intend that this Agreement comply with the requirements of Section 409A so that any payments and benefits provided by the Agreement do not subject you to penalty taxes and interest imposed for noncompliance with Section 409A. Accordingly, you and Staples agree to delete the language of Section 3(f) of this Agreement and replace it with the following rules shall that apply with respect to the payments and benefits to be provided to you under this Agreement:

(i)                      Each installment of the payments and benefits provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither Staples nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409;

(ii)                  The life, dental, accident and group health insurance benefits to be provided to you during your severance period under this Agreement as described above shall be treated as exempt “reimbursements and certain other separation payments” within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(v), and any reimbursement or payment with respect to such benefits shall be made not later than December 31 of the second calendar year following the year in which you are terminated;

(iii)              If, as of the date of your “separation from service” from Staples, you are not a “specified employee” (each within the meaning of Section 409A which generally defines a “specified employee” as an employee who is among Staples’ 50 most highly compensated officers), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement;

(iv)                If, as of the date of your “separation from service” from Staples, you are a “specified employee”, then each installment of the payments and benefits due under this Agreement that would, absent this subsection, be paid within the six-month period following your “separation from service” from Staples shall not be paid until the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.  Any such delayed payments shall bear interest from the date of your separation from service to the date of payment at an annual rate equal to the prime rate as set forth in the Eastern edition of the The Wall Street Journal on the date of your separation from service;

(v)                    Staples shall have no liability for any tax or penalty imposed on you by Section 409A.

If this letter sets forth our agreement, kindly sign and return to Staples the enclosed copy of this letter no later than December 31, 2008.

Sincerely,

STAPLES, INC.

By:	/s/ Martin Trust
Chairman of the Compensation Committee Of the Board of Directors

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this 22nd day of December 2008.

/s/ Ronald L. Sargent
(Associate Signature)